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                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 4

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

[  ] CHECK THIS BOX IF NO LONGER
     SUBJECT OF SECTION 16. FORM 4
     OR FORM 5 OBLIGATIONS MAY
     CONTINUE. SEE INSTRUCTION 1(B).

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1. Name and Address of Reporting Person

  Holland, Jr.            J.R.
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   (Last)               (First)                 (Middle)

  1601 Elm Street, 4000 Thanksgiving Tower
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                        (Street)

   Dallas                Texas                  75201
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   ProsoftTraining.com (Nasdaq: Poso)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   October, 2001
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
  (Check all applicable)

   [ X ]   Director                     [ X ]   10% Owner
   [   ]   Officer (give title below)   [   ]   Other (specify below)


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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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

=================================================================================================================================
Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                               6.
                                                              4.                                5.             Owner-
                                                              Securities Acquired (A) or        Amount of      ship
                                                 3.           Disposed of (D)                   Securities     Form:     7.  Nature
                                                 Transaction  (Instr. 3, 4 and 5)               Beneficially   Direct    of Indirect
                                   2.            Code         -------------------------------   Owned at End   (D) or    Beneficial
1.                                 Transaction   (Instr. 8)                   (A)               of Month       Indirect  Ownership
Title of Security                  Date          ------------     Amount      or     Price      (Instr. 3      (I)       (Instr.
(Instr. 3)                         (mm/dd/yy)     Code     V                  (D)               and 4)         (Instr.4) 4)
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

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly




Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

===================================================================================================================================
                                                                                                           9.       10.
                                                                                                           Number   Owner-
                                                                                                           of       ship
           2.                                                                                              Deriv-   of
           Conver-                    5.                                 7.                                ative    Deriv-  11.
           sion                       Number of                          Title and Amount                  Secur-   ative   Nature
           or                         Derivative       6.                of Underlying          8.         ities    Secur-  of
           Exer-             4.       Securities       Date              Securities             Price      Bene-    ity:    In-
           cise      3.      Trans-   Acquired (A)     Exercisable and   Instr. 3 and 4)        of         ficially Direct  direct
           Price     Trans-  action   or Disposed      Expiration Date   -----------------      Deriv-     Owned    (D) or  Bene-
1.         of        action  Code     of (D)           (Month/Day/Year)               Amount    ative      at End   In-     ficial
Title of   Deriv-    Date    (Instr.  (Instr. 3,       ----------------               or        Secur-     of       direct  Owner-
Derivative ative     (Month/ 8)       4 and 5)         Date     Expira-               Number    ity        Month    (I)     ship
Security   Secur-    Day/    -------  ---------------- Exer-    tion                  of        (Instr.    (Instr.  (Instr. (Instr.
(Instr. 3) ity       Year)   Code  V   (A)       (D)   cisable  Date     Title        Shares    5)         4)       4)      4)
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
                      11/22/                           10/16/   11/22/   Common
Warrants   $0.009      1999   P           111,111       2001     2004    Stock          111,111              111,111  I    (3)
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                      11/22/                           10/16/   11/22/   Common
Warrants   $0.009      1999   P           277,778       2001     2004    Stock          277,778              277,778  I    (3)
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Subordinated
Secured
Convertible           10/16/                           10/16/   11/22/   Common
Note       $0.795      2001   P        $2,500,000(1)    2001     2004    Stock        3,196,347(2)         3,196,347  I    (3)
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

Explanation of Responses:
(1)  Original Principal Amount of the Subordinated Secured Convertible Note.
(2) Includes 51,693 shares of common stock representing the conversion of interest accruing for sixty days from the date the note was issued. Does not include additional shares representing the interest accruing for the period beginning on the sixty-first day after issuance until the maturity of the note.
(3) Held by Hunt Capital Growth Fund II, L.P. Mr. Holland is the president of Hunt Capital Management, L.L.C., which is the sole general partner of Hunt Capital Growth, L.P., which in turn is the sole general partner of Hunt Capital Growth Fund II, L.P.

   /s/  J.R. HOLLAND, JR.                            11/01/2001
--------------------------------------------       -------------
  **Signature of Reporting Person                       Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.